Exhibit 99.1

News Release:

FirstMerit Corporation www.firstmerit.com

[FIRSTMERIT LOGO]

For Release:

For Information Contact:	MEDIA:	ANALYSTS:
	Jacque SirLouis Public Relations (330) 849-8877	Mark N. DuHamel Sr. Vice President (330) 384-7535

FirstMerit to Increase Loan Loss Provision
and Strengthen Allowance for First Quarter 2004

AKRON, Ohio — April 5, 2004 – FirstMerit Corporation (Nasdaq: FMER) announced today that it will strengthen its allowance for loan losses and will record a $22.8 million provision for loan losses above net charge-offs for the first quarter of 2004. Provision for loan losses will be $41.0 million for first quarter 2004 compared to $23.5 million and $32.7 million for the first and fourth quarters of 2003, respectively. The company expects to report an allowance for loan losses of approximately $120.3 million at the end of the first quarter. The allowance for loan losses at the end of 2003 was $97.6 million.

The company also said that it expects to report nonperforming assets of $88.3 million at the end of the first quarter of 2004, a $7.1 million increase over the level at the end of 2003. The increase is due to continued weakness in the general northeast Ohio economy, and is not concentrated among particular industries or borrowers. Net charge-offs for the first quarter will be approximately $18.2 million, compared to $26.2 million in the prior quarter. The company said it plans to explore the sale of selected problem credits in the second quarter.

John R. Cochran, CEO and chairman said, “Improving our credit quality continues to be one of our highest priorities, and by refining our loan loss estimates, we are committing to dealing with problem loans at an earlier stage in their development and to dispose of them quickly. When the local economy recovers, we will be well-positioned to make the most of it.”

FirstMerit will report full first quarter earnings on April 15, 2004. The company estimates that the additional loan loss provision will lower first quarter net income per diluted share by 17.4 cents. The company expects to report a tangible equity to assets ratio of approximately 8.25% at the end of the first quarter.

FirstMerit Corporation is a diversified financial services company headquartered in Akron, Ohio with assets of $10.5 billion as of December 31, 2003, and 158 banking offices in 24 Ohio and Western Pennsylvania counties. FirstMerit provides a complete range of banking and other financial services to consumers and businesses through its core operations. Principal wholly-owned subsidiaries include: FirstMerit Mortgage Corporation, FirstMerit Title Agency, Ltd., FirstMerit Credit Life Insurance Company, and FirstMerit Community Development Corporation.

News Release:

FirstMerit Corporation www.firstmerit.com

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, continued softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detained in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

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